                                                                                                 EXHIBIT 99.1

China Shen Zhou Mining & Resources Appoints Chief Financial Officer and Expands Board of Directors

-- Appoints Four Independent Board Directors --

NEW YORK, April 11, 2007 (PR Newswire)—China Shen Zhou Mining & Resources, Inc. (OTCBB: CSZM.OB), a leading company in exploration, development, mining, and processing of nonferrous metals in the PRC, announced today that it has appointed Mr. Steven Ying Jiao as Chief Financial Officer, effective immediately.  The Company also announced today that it has enhanced the composition of its Board of Directors with five new members, including four independent board directors.  These appointments increase the Company’s Board of Directors to six members, including Ms. Xiao-Jing Yu, Chairman and CEO of China Shen Zhou Mining & Resources.

“We are delighted to appoint Mr. Steven Jiao to the role of Chief Financial Officer. His proven career in corporate finance and company operations will provide strategic direction for us as we continue to grow our business,” stated Ms. Xiao-Jing Yu, Chairman and Chief Executive Officer of China Shen Zhou Mining & Resources. “Additionally, we welcome our new board directors and look forward to their contributions.  They have over 70 years of experience in both the mining and investment banking industries and this will help us expand our presence throughout China and beyond.”

Appointment of Chief Financial Officer

Effective today, Mr. Steven Ying Jiao was appointed to Chief Financial Officer of China Shen Zhou Mining & Resources.  Mr. Jiao has over 15 years of experience in corporate finance and operations as well as in the international capital markets.  Mr. Jiao served as Assistant President at Tianjin Tiens Group and from January 2002 to June 2005 he was the Chief Financial Officer and later Chief Operating Officer at Zoom Technologies Inc., a technology company backed by venture capital firm Newbridge Capital Ltd.  He graduated from Shanghai Foreign Studies University with a bachelor’s degree in English and International Journalism.  Mr. Jiao gained an MBA degree in accounting and finance from Beijing University of International Economics and Trade.

Expands Board of Directors

The Company announced the following appointments to the Board of Directors, effective immediately:

Mr. Xue-Ming Xu serves as Executive Vice President and Chief Operating Officer of China Shen Zhou Mining & Resources.  He has more than 20 years of experience in the mining industry.  Since 2002, Mr. Xu has served as director and President of Inner Mongolia Gulatehou Banner Qianzhen Mining and Processing Co., Ltd and of Inner Mongolian Xiangzhen Mining Co., Ltd.  Prior to that, Mr. Xu served as a technician and superintendent at Inner Mongolian Huiyaokou Iron Ore Plant, as well as deputy general manager of Inner Mongolian Dongshengmiao Mining Co., Ltd. Mr. Xu graduated from Lianyungang College of Chemical Mining.

Mr. He-Lin Cui has more than 20 years of experience in the mining industry.  Since May 2002, Mr. Cui has served as director and deputy chairman of Inner Mongolia Gulatehou Banner Qianzhen Mining and Processing Co., Ltd and of Inner Mongolian Xiangzhen Mining Co., Ltd.  Prior to that, Mr Cui worked at Gansu Province’s No. 3 Geological Team as team leader and deputy general manager at Baiyin Trading Company in Gansu Province. Mr. Cui graduated from the Xi'an Geology College.

Mr. You-Ming Yang has 25 years of experience in nonferrous mining exploration and management.  He previously directed the exploration of a number of large-scale nonferrous mining projects in China.  Since 2000, Mr. Yang has served as chief engineer of the Nonferrous Geological Prospecting Bureau of Xinjiang Uygur Autonomous Region. Mr. Yang earned his Bachelor’s degree from Central South China Mining and Metallurgy College.

Mr. Jian Zhang has over 30 years of experience in nonferrous mining, project construction and management.  At present, he is the external director of China Construction Materials Company Ltd.  From April 2002 to August 2005, Mr. Zhang served as President of China Nonferrous Mining Construction Group. Mr. Zhang graduated from the environmental engineering department of Xian Mining Architecture College in 1968.

Mr. Bai Feng serves as managing director of Lighthouse Consulting Ltd. in Hong Kong.  He has been active in providing consulting services for foreign companies to invest and establish joint ventures in China.  Since 1999, Mr. Bai has proven himself in consulting, investment and brand promotion in China.  Mr. Bai currently sits on the board of Harbin Electric Inc., a U.S.-listed company that designs, develops and manufactures linear motors and special electric motors.  From 1993 to 1999, Mr. Bai worked at the investment banking department of Banco Santander, where he managed an Asia-focused banking team.  Mr. Bai graduated from Babson College in 1993 with a BS in Financial Investment and International Business Administration. He gained his MBA degree from Harvard Business School in 1997.

Professional Appointments

The Company also announced today the following internal promotions:

Mr. Qijiu Song has been promoted to the role of Vice President.  He has more than 15 years experience in mine exploration and previously served as vice general manager of Xiangzhen Mining, responsible for production.  From June 2004 to September 2005, he was the general manager of Xingjinag Silver Mine Development Co. Ltd.  From September 1987 to May 2004, Mr. Song worked as the chief engineer at Xiao Tie Shan Pb-Zn Mine of Gansu Silver Company. Mr. Song earned his BA degree from Kunming Science and Technology University in 1987.

Mr. Ligang Wang was promoted to Vice President. Since July 2002, Mr. Wang has served as general manager of Qianzhen Mining.  He has more than 20 years experience in mine management and previously worked as plant manager at Wulatehou Banner Baynnur Mining.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc. conducts all of its business through its subsidiary, AFMG, which, in turn, conducts its business through its subsidiaries.  According to documentation provided by AFMG, the principal business of AFMG is the exploration, development, mining, and processing of fluorite, zinc, lead, copper, and other nonferrous metals in the PRC. AFMG has two principal areas of interest in the PRC: (a) fluorite and zinc exploration in the Sumochaganaobao region of Inner Mongolia Province; and (b) copper/gold exploration in the Yangye Huayuan region of Xinjiang Uygur Autonomous Region.

Contact Information:

Ashley Ammon MacFarlane & Bill Zima

Integrated Corporate Relations, Inc.

203 682 8200